EXHIBIT 99.1
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Base Ten Systems Announces Agreement For The Sale Of Government
Technology Division

TRENTON,  N.J. -- October 27, 1997 -- Base Ten Systems, Inc. (NASDAQ-NMS symbol:
BASEA and NASDAQ\Supplemental symbol: BASEB) announced today that it has entered into a definitive agreement to sell substantially all of the assets, subject to certain liabilities, of its Government Technology Division to Strategic Technologies Inc., a newly-formed corporation. Strategic Technologies Inc. will be operated and partially owned by certain current members of the Company's senior management who are currently substantially involved in the business of and development of the Division. Principal funding for the management buyout has been arranged by Andrew Garrett, Inc.

The purchase price, which will be based on the net assets of the Division at closing is expected to be approximately $5.5 million, of which $3.5 million will be paid in cash and the balance in the form of a five-year promissory note. In addition, the Company will receive a warrant exercisable for 5% of the buyer's stock in the event of a public offering of the buyer.

The  buyer  will  sublease  a  substantial  portion  of  the  Company's  Trenton facilities for a five-year period, and will provide certain transitional services for a three-month period. Completion of the transaction, expected by December 1997, is subject to certain third-party consents and approval by the Company's shareholders. The shareholders will also be asked to approve separately amendments to certain provisions of the Company's stock option plans in order to extend the date on which certain options held by persons who will continue in the employ of Strategic Technologies, Inc., may be exercised. The effect of this amendment will be a non-cash charge of $900,000 maximum against the Company's earnings in the first quarter of fiscal 1998.(*) This charge will increase the Company's net operating loss carryforward and could have a beneficial affect on future earnings, which cannot be assured. This charge, however, will not have an effect on shareholder's equity per share since the charge will also increase paid-in-capital. Persons whose options are extended will be obligated to refrain from selling any shares underlying the extended options for six months commencing on the closing date of the Strategic Technologies, Inc. sale.

Commenting on the proposed sale, Mike Kranzler, Base Ten's Chairman of the Board and Chief Executive Officer, said, "(*)Base Ten's future is in the field of Manufacturing Execution Systems software with a concentration in the health care industry and we must devote all our resources and attention to expanding our market share and generating the revenues which will lead to (*) earnings. Base Ten's long history has been one of excellence in all respects and formerly with special concentration on defense related products. With our focus directed towards Manufacturing Execution System software, the full potential of our Government Technology Division in the post-cold war era could not be realized.

We are grateful that the Base Ten traditions will continue to be carried on by the fine personnel who comprise our senior management and technical teams and wish them continued success. The

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financing provided by Andrew Garrett,  Inc., which facilitates this transaction, is an example of their belief in the future of Strategic Technologies Inc. and its personnel."

Drew Sycoff, President and CEO of Andrew Garrett, Inc. said, "It was extremely gratifying to be able to raise the requisite capital for management's buy-out of the Government Technology Division and to serve the interests, concerns, and goals of the seller as well as that of the buyer."

Base Ten Systems, Inc. is a diversified technology company concentrating on safety critical products in Manufacturing Execution Systems, Medical Imaging Software and Weapons Control Systems.

FORWARD LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements appear in a number of places and can be identified by an "asterisk" reference to a particular section of the foregoing or by the use of such forward-looking terminology as "believe", "expect", "may", "will", "should", or the negative thereof or variations thereof. Such forward-looking statements involve certain risks and uncertainties, including the fact that the Company's future could be redirected as a function of its success in the field of Manufacturing Execution Systems. In addition, earnings cannot be assured and are subject to business conditions. In each case actual results may differ materially from such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear than any projected results (expressed or implied) will not be realized.


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